Exhibit 10.27

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made this 8 day of July, 2009 (this “Agreement”) by and between B. Allen Weinstein (the “Executive”) and Body Central Acquisition Corp. (“BCAC”), Body Shop of America, Inc. (“Body Shop”) and Catalogue Ventures, Inc. (“Catalogue” and together with BCAC, Body Shop and Catalogue, the “Companies”).

W I T N E S S E T H:

WHEREAS, Executive and the Companies desire to enter into this Agreement setting forth the terms and conditions of the Executive’s employment with the Companies.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration the receipt and sufficiency is hereby acknowledged, the parties agree as follows:

1.                                       Employment. BCAC and Body Shop hereby employ the Executive as its President and Chief Executive Officer, Catalogue hereby employs the Executive as its Chief Executive Officer and the Executive hereby accepts such employment with the Companies upon the terms and subject to the conditions set forth herein.

2.                                       Term. Subject to earlier termination of employment in accordance with the provisions of Section 10 hereof, the term of this Agreement (the “Term”) shall commence as of August 3, 2009 (the “Effective Date”) and shall extend thereafter until the fourth anniversary of the Effective Date.

3.                                       Position, Duties and Reporting Relationship. During the Term, the Executive shall have such duties and responsibilities that are reasonably commensurate with his title, and such other duties and responsibilities as may be assigned to him from time to time by the Companies. During the Term, the Executive shall use the Executive’s skills and render services to the best of the Executive’s abilities in performing his duties and responsibilities and shall not engage in any other business activities except with the prior written approval of the Board, or its duly authorized designee; provided that nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations, trade associations or charitable organizations, subject to the prior written approval of the Board, which shall not be unreasonably withheld, (ii) engaging in charitable activities and community affairs or (iii) managing his personal investments and affairs; provided, that such other activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties to the Companies.

4.                                       Place of Performance. The Executive shall perform his duties and responsibilities and conduct business at the principal executive offices of the Companies in Jacksonville, Florida, except for required travel relating to the Companies’ business.

5.                                       Compensation.

(a)                                  Base Salary. During the Term, the Companies shall pay the Executive a base salary (“Base Salary”) at the rate of $350,000 a year. Such Base Salary shall be subject to increase from time to time by the Board in accordance with this Section 5 and shall be payable in accordance with the Companies’ standard payroll policies in effect from time to time, and prorated for any partial year of employment.

(b)                                 Bonus. During the Term, the Executive shall be entitled to earn an annual bonus (the “Bonus”), as determined by the Board based on the Executive’s successful performance of his duties under this Employment Agreement. The Bonus, if any, shall be payable at the same time bonuses are payable to the Companies’ senior executives generally in accordance with the Companies’ policies with respect thereto in effect from time to time. Except as provided in Subsections 11(b) and 11(c), to be eligible to receive such Bonus, the Executive must be employed by the Companies on the date that such Bonus is paid by the Companies.

(c)                                  Stock Options. BCAC shall grant to the Executive the option to purchase 15,400 shares of BCAC’s common stock, at an exercise price of $100 per share, pursuant to the terms and conditions of BCAC’s 2006 Equity Incentive Plan, as amended, and an Incentive Stock Option Agreement to be entered into between Executive and BCAC.

6.                                       Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to four (4) weeks paid vacation and such paid holidays and personal or sick leave per calendar year in accordance with the Companies’ policies and procedures in effect from time to time for executive personnel. Such vacation may be taken at the Executive’s discretion at such time or times as are not inconsistent with the reasonable business needs of the Companies and do not interfere with the performance of the Executive’s duties to the Companies.

7.                                       Business Expenses. During the Term, the Companies shall reimburse the Executive for all reasonable travel, entertainment and other business expenses incurred by the Executive in connection with the performance of his duties and responsibilities under this Employment Agreement upon timely submission by the Executive of receipts and other documentation in accordance with the Companies’ standard reimbursement policies and procedures in effect from time to time.

8.                                       Benefits.

(a)                                  During the Term, the Executive shall be entitled to participate in the standard employee health and retirement benefit plans and programs made available to the Companies’ employees generally, as such plans and programs may be in effect from time to time (the “Company Plans”). Such participation shall be in accordance with the terms and conditions of such plans and programs and the Companies’ standard policies and procedures with respect thereto. During the Term, the Companies shall pay the entire premiums for medical insurance under the Company Plans for the Executive and his immediate family.

(b)                                 In addition, during the Term, the Executive shall be entitled to reimbursement for expenses not covered by the Company Plans or otherwise for “medical care” (as such term is defined in Section 213 of the Internal Revenue Code of 1986, as amended) for him and his immediate family; provided, however, that such reimbursement shall not exceed in the aggregate $10,000 per year.

(c)                                  During the Term, the Companies will pay the premiums on a $50,000 term life insurance policy on the Executive, payable to a beneficiary designated by the Executive.

(d)                                 The Companies shall reimburse the Executive for the reasonable and customary expenses incurred by the Executive as reasonable travel and temporary living expenses up to $20,000 in the aggregate during the Term.

9.                                       Executive Perquisites. During the term of this Agreement, the Companies shall (i) pay the Executive an automobile allowance of $1,000 per month and (ii) provide Executive the use of a cell phone/blackberry.

10.                                 Termination of Employment.

(a)                                  General. The Executive’s employment under this Employment Agreement may be terminated under the circumstances described in, and in accordance with, this Section 10.

(b)                                 Death or Permanent Disability.

(i)                                     The Executive’s employment under this Employment Agreement shall automatically terminate upon the death of the Executive.

(ii)                                  The Companies may terminate the Executive’s employment under this Employment Agreement if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive has been unable to perform the essential functions of his duties and responsibilities for a period of either (x) one hundred eighty (180) consecutive days, or (y) two hundred seventy (270) days (whether or not consecutive) during any period of eighteen (18) consecutive months (“Disability”), and no reasonable accommodation can be made (in the Board’s commercially reasonable determination) that will allow the Executive to perform such essential functions.

(c)                                  Termination by the Companies. The Companies may terminate the Executive’s employment under this Employment Agreement at any time, whether for Cause (as defined below), for any other reason, or no reason. For purposes of this Agreement, the term “Cause” shall mean (A) the material failure or refusal by the Executive to perform the Executive’s duties and responsibilities under this Employment Agreement (other than any such failure resulting from the Executive’s Disability) which has not ceased within ten (10) days after a written demand for performance is received by the Executive from the Companies, which demand identifies with reasonable particularity the manner in which the Companies believe that the Executive has not so performed his duties and responsibilities; (B) the engagement by the Executive in misconduct which is materially injurious to the Companies, monetarily or otherwise (including, but not limited to, conduct which violates Section 14 hereof) or an act of moral turpitude which is injurious to the Companies, monetarily or otherwise; (C) the conviction of the Executive of, or the entering of a plea of nolo contendere by the Executive with respect to, a felony or a crime involving fraud, dishonesty or moral turpitude; (D) the material breach by the Executive of this Agreement or the violation by the Executive of a material policy of the

Companies which is not cured within thirty (30) days following receipt of notice thereof from the Companies (if such breach or violation is capable of being cured); or (E) the breach by the Executive of any of his fiduciary duties of loyalty and trust to the Companies.

(d)                                 Termination by the Executive. The Executive shall be entitled to voluntarily terminate his employment under this Employment Agreement at any time, whether for Good Reason (as defined below) or for any reason or for no reason, provided that the Executive shall give ninety (90) days prior written notice to the Companies (the “Notice Period”), specifying the date as of which his termination is to become effective. During the Notice Period, the Executive shall cooperate fully with the Companies in recruiting, hiring and training any successor(s) and achieving a smooth transition of such of the Executive’s duties and responsibilities to such successors and other person(s) as may be designated by the Board. The Companies reserve the right to accelerate the Date of Termination (as defined in Subsection 10(f) below) with respect to a termination by the Executive of his employment under this Employment Agreement by giving the Executive prior written notice; such acceleration, if any, shall not constitute termination without Cause by the Companies or give rise to a termination by the Executive for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean (x) the reduction of the Executive’s duties or responsibilities without the Executive’s consent or the assignment of duties to the Executive which are inconsistent with his position, which reduction or assignment has not ceased within thirty (30) days after a written demand for correction is received by the Companies from the Executive; provided, that the Executive shall not be entitled to terminate his employment for Good Reason so long as he is employed in a headquarters managerial position regardless of whether other persons are elevated to, or hired for superior positions, or (y) any material breach by the Companies of Sections 5 or 8 hereof which has not been cured within thirty (30) days following receipt by the Companies of written notice thereof from the Executive.

(e)                                  Notice of Termination. Any purported termination of the Executive’s employment by the Companies or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17 hereof. As used herein, the term “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances (if any) claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)                                    Date of Termination. As used herein, the term “Date of Termination” shall mean (i) if the Executive’s employment is terminated because of death pursuant to Subsection 10(b)(i) above, the date of the Executive’s death; (ii) if the Executive’s employment is terminated by the Companies for Disability pursuant to Subsection 10(b)(ii) above, the date the Notice of Termination for Disability is delivered to Executive; (iii) if the Executive’s employment is terminated by the Companies for any reason other than death, Disability or for Cause pursuant to Subsection (c) above, the date specified in the Notice of Termination, which date shall not be less than thirty (30) days from the date such Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Companies for Cause pursuant to Subsection (c) above, immediately upon delivery of the Notice of Termination for Cause and the expiration of any cure period provided under Subsection (c) above; and (v) if the Executive’s employment is terminated by the Executive for Good Reason pursuant to Subsection (d) above, the date specified in the Notice of Termination or such earlier date set forth in a written notice to the Executive by the Companies in accordance with Subsection 10(d) above.

11.                                 Compensation During Disability, Upon Termination or Death.

(a)                                  During any period that the Executive fails to perform the essential functions of his duties and responsibilities under this Employment Agreement as a result of an incapacity due to physical or mental illness, which is expected to be of more than a thirty (30) day period (“Disability Period”), the Executive shall continue to receive his Base Salary at the rate then in effect and other benefits to which he is otherwise entitled under this Employment Agreement for such period until his employment is terminated pursuant to Section 10 hereof; provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under any disability benefit plans of the Companies, and which amounts were not previously applied to reduce any such payment.

(b)                                 If the Executive’s employment is terminated by his death or for Disability by the Companies, the Companies shall pay to the Executive or his devisee, legatee or other designee or, if there is no such designee, to his estate, as the case may be, (i) any accrued and unpaid Base Salary, to be paid in accordance with the Companies’ standard payroll policies in effect from time to time, (ii) any earned but unpaid Bonus from any year prior to the year in which the Date of Termination occurs, and (iii) all other unpaid amounts and benefits, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Companies then in effect in which the Executive participates (such amount under this clause (iii), the “Accrued Obligations”), at the time such payments (if any) are due in accordance with the Companies’ standard policies and procedures with respect thereto; provided that payments so made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to any applicable insurance or disability benefit plans of the Companies, and which amounts were not previously applied to reduce any such payment and provided further that if Executive’s employment is terminated for Disability by the Companies, any such payments shall be subject to the Executive’s compliance with Subsection 11(e) below.

(c)                                  Subject to the Executive’s compliance with Subsection 11(e) below, if the Executive’s employment is terminated by the Companies without Cause or by the Executive for Good Reason at any time during the Term, the Companies shall pay to the Executive (i) an amount (the “Severance Amount”) equal to his Base Salary then in effect for a period equal to (A) six months from the Date of Termination, if the Date of Termination occurs before the first anniversary of Executive’s employment with the Companies or (B) twelve months from the date of Termination, if the Date of Termination occurs on or after the first anniversary of Executive’s employment with the Companies, to be paid according to the Companies’ standard payroll policies in effect from time to time; (ii) any earned but unpaid Bonus from any year prior to the year in which the Date of Termination occurs, and (iii) all other Accrued Obligations, at the time such payments (if any) are due in accordance with the Companies’ standard policies and procedures with respect thereto.

(d)                                 If Executive’s employment is terminated by the Executive for Good Reason, the obligations set forth in this Section 11 shall cease to exist if the Executive fails to provide the Companies with 90 days’ prior written notice as required by Section 10(d) and/or fails to perform his duties during this interval of time.

(e)                                  In order to be entitled to the payment(s) set forth in (i) Subsection 11(b) above in the case of a termination for Disability and (ii) Subsection 11(c) above, the Executive shall, at the direction of the Board, sign a waiver of all employment-related claims the Executive may have (including any claims under the Age Discrimination in Employment Act), other than (X) claims for indemnification and advancement of expense made under Section 22 of this Agreement or pursuant to the provisions of the Companies’ Certificate or Articles of Incorporation and Bylaws for claims arising from service as an officer or director of the Companies and (Y) claims relating to any breach by the Companies of this Agreement.

(f)                                    Except as otherwise set forth in this Section 11, the Executive shall not be entitled to any severance or other compensation after termination other than payment of any portion of his Base Salary and Accrued Benefits through the date of his termination.

12.                                 Representations and Covenants.

(a)                                  The Companies represent and warrant that this Agreement has been authorized by all necessary corporate action of the Companies and is a valid and binding agreement of the Companies enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

(b)                                 The Executive represents and warrants that he is not a party to any agreement or instrument that would prevent him from entering into or performing his duties in any way under this Agreement. The Companies acknowledge that Executive is a party with The Cato Corporation to an agreement which prevents Executive from soliciting for hire any employees of The Cato Corporation or its affiliates for a specified period of time. The Executive warrants that this non-solicitation agreement does not prevent him from entering into or performing his duties under this Agreement. The Executive agrees and covenants that he will submit to such physical examinations as may be necessary to facilitate the Companies obtaining an insurance policy (in its discretion) for its benefit insuring the life of the Executive.

13.                                 Successors; Binding Agreement.

(a)                                  This Agreement is not assignable by the Companies except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Companies, provided that such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place.

(b)                                 This Agreement is a personal contract and the rights and interests of the Executive under this Employment Agreement may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.                                 Confidentiality and Restrictive Covenants.

(a)                                  Ownership and Protection of Proprietary Information.

(i)                                     As used herein, the term “Confidential Information” shall mean data, information or business practices relating to the business of the Companies (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment relationship with the Companies and which is not generally known to the public, the industry or its competitors. Notwithstanding the foregoing, the term Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Companies (except where such public disclosure has been made by the Executive in breach of his obligations under this Employment Agreement) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii)                                  As used herein, the term “Trade Secrets” shall mean data, information or business practices relating to the business of the Companies (including, but not limited to, technical or non-technical data, formulas, compilations, programs, devices, methods, techniques, drawings, business processes, financial data, financial plans, product plans) which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iii)                               Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Companies are confidential to and are and will remain the sole and exclusive property of the Companies. Except to the extent necessary to perform his duties and responsibilities under this Employment Agreement or to comply with applicable law, the Executive will hold such Confidential Information and Trade Secrets in strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(iv)                              Return of Company Property. Upon request by the Companies during the Term, and in any event upon termination of the employment of the Executive with the Companies for any reason, the Executive will promptly deliver to the Companies all property belonging to the Companies, including, without limitation, all information or data of the Companies, whether or not constituting Confidential Information and Trade Secrets, (and all embodiments thereof) then in the Executive’s custody, control or possession.

(v)                                 Survival. The covenants of confidentiality set forth in this Section 14(a) will apply on and after the Effective Date to any Confidential Information and Trade Secrets of the Companies prior to or after the Effective Date. The covenants restricting the use of Confidential Information will continue, and the confidentiality of such Confidential Information shall be maintained by the Executive, for a period of twenty-four (24) months following the expiration or earlier termination of the Term. The covenants restricting the use of Trade Secrets will continue, and the confidentiality of such Trade Secrets will be maintained by the Executive, following the expiration or earlier termination of the Term for so long as permitted by Florida law.

(b)                                 Agreement Not to Compete. The Executive agrees that commencing on the Effective Date and continuing for a period (the “Non-Competition Term”) of (i) six months following the expiration or earlier termination of the Term, if such expiration or earlier termination occurs prior to the first anniversary of the Executive’s employment under this Agreement or (ii) twelve months following the expiration or earlier termination of the Term, if such expiration or earlier termination occurs on or after the first anniversary of the Term, the Executive will not (except on behalf of or with the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion), within the United States, either directly or indirectly, on the Executive’s own behalf, or in the service of or on behalf of others, engage, directly or indirectly, as a stockholder, investor, partner, member, director, officer, employee, consultant or otherwise in any Competing Business. As used herein, the term “Competing Business shall mean any business which has a principal line of business engaged in, or which derives a substantial portion of its revenue from, the retail sale of young women’s clothing, accessories or footwear, through stores, catalogues or the Internet.

(c)                                  Non Solicitation of Employees. The Executive agrees that commencing on the Effective Date and continuing for a period of twenty-four (24) months following the expiration or earlier termination of the Term (the “Non-Solicitation Term”), the Executive shall not, directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, solicit or induce any management level employee of the Companies, to terminate his or her employment with the Companies in favor of employment by any other person, firm, corporation or other entity. This provision will apply whether or not the employee who is solicited or induced to terminate his or her employment is employed pursuant to a written agreement and whether or not his or her employment is for a determined period or at-will.

(d)                                 Non-Solicitation of Suppliers and Customers. During the Non-Solicitation Term, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to a Competing Business, any individual person, firm, corporation or other entity that was an actual or prospective supplier or large volume customer of the Companies.

(e)                                  Enforcement of Covenants. Without limiting the right of the Companies to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section 14, it is expressly agreed by the Executive and the Companies that other remedies cannot fully compensate the Companies for any violation by the Executive of the covenants contained in this Section 14 and that the Companies shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof. The Companies and the Executive further agree that all payments under this Agreement shall immediately cease and shall no longer be an obligation of the Companies in the event of any violation of the covenants contained in Subsections (b), (c), or (d) of this Section 14 which is not cured within (10) days of written notice by the Companies to the Executive of such violation or of a willful and material violation of the covenants contained in Subsection (a) of this Section 14. The Companies and the Executive further agree that such forfeiture shall not be deemed to be liquidated damages for breach of such covenants. Each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section 14 any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

15.                                 Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and shall supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.

16.                                 Amendment or Modification Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by another duly authorized officer of the Companies. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

17.                                 Notices. Any notice to be given under this Employment Agreement shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight express service, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of under this Employment Agreement in writing:

(a)                                  To Executive at:

B. Allen Weinstein
5949 Riverview Blvd.
Bradenton, Florida 34209

(b)                                 To the Companies at:

Body Shop of America, Inc.
6225 Powers Avenue
Jacksonville, Florida 32217
Attention: General Counsel

Unless actual delivery is expressly required under this Employment Agreement, any notice delivered personally, by courier or by overnight express mail service under this Section 17 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied with receipt confirmed, or if mailed, the earlier of the date of actual receipt or five (5) days following the placement of the notice with the U.S. mail with adequate posting for delivery.

18.                                 Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

19.                                 Survivorship. The respective rights and obligations of the parties under this Employment Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including without limitation, the Companies’ rights and the Executive’s covenants under Section 14 hereof.

20.                                 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles.

21.                                 Arbitration. In the event of any dispute or claim relating to or arising out of this Agreement other than injunctive and other equitable relief regarding a dispute over the covenants contained in Section 14 hereof, such dispute shall be fully, finally and exclusively resolved by a panel of three neutral arbitrators to be mutually agreed upon by the parties. Such arbitration will be decided under the employment dispute resolution rules of the American Arbitration Association and will be held in Jacksonville, Florida. If the parties cannot agree upon such arbitrators within twenty (20) days after submission of a party’s request for arbitration in writing, the arbitrators will be selected in accordance with the procedures of the American Arbitration Association. The cost of such arbitration shall be borne equally by the Companies and the Executive. The arbitrators shall have no power or authority to award punitive or special damages. The parties agree that the existence, content and result of any arbitration proceeding shall be confidential, except to the extent that the Companies determine it is required to disclose such matters in accordance with applicable laws.

22.                                 Indemnification. The Companies each hereby agree to indemnify and hold harmless Executive to the fullest extent permitted by the provisions of the laws of the jurisdiction of its incorporation against any liability, loss or expense (including reasonable attorney’s fees and costs incurred in defense of such claims) incurred in connection with the Executive’s services as an officer or director of the Companies or any of its subsidiaries or affiliates. The Companies shall advance or cause its subsidiaries to advance all expenses (including all reasonable legal fees and expenses) incurred by the Executive in defending any such claim, action or proceeding, whether civil, administrative, criminal or otherwise.

23.                                 Termination of Certain Provisions. Notwithstanding any provision herein to the contrary, the provisions of Section 8(b) hereof shall terminate immediately prior to the consummation of (a) the initial public offering of the Common Stock of any of the Companies, (b) any merger or consolidation of any of the Companies with or into another person or entity or the sale or transfer of all or substantially all of the assets of the Companies, in each case in a single transaction or in a series of related transactions, or (c) any transaction in which the stockholders of BCAC immediately prior to such transaction, together with any and all of such stockholders’ affiliates, do not own or hold, immediately after consummation of such transaction, at least a majority of the shares of outstanding capital stock of the Companies.

24.                                 Tax Withholding. All amounts payable and benefits provided by the Companies under this Employment Agreement are subject to withholding to the extent required by law to comply with all federal, state and local withholding tax requirements.

25.                                 Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

26.                                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BODY CENTRAL ACQUISITION CORP.
BODY SHOP OF AMERICA, INC.
CATALOGUE VENTURES, INC.

By:	/s/ Curtis V. Hill
Name: Curtis V. Hill
Its: CEO

EXECUTIVE

/s/ B. Allen Weinstein
B. Allen Weinstein